Exhibit 99.4

CONSENT OF NOMINEE FOR DIRECTOR

     The undersigned hereby consents to being named in the Registration Statement on Form S-4, and all amendments thereto, filed with the Securities and Exchange Commission, as a person who will become a director of Harrah’s Entertainment, Inc. effective upon completion of the merger as contemplated in the Registration Statement.

     Date: September 13, 2004

Stephen F. Bollenbach